UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2009

AMERICAN EXPRESS CREDIT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-6908	11-1988350
(State or other jurisdiction of incorporation or	(Commission File Number)	(IRS Employer Identification No.)
organization)

One Christina Centre,		19801-2919
301 North Walnut Street		(Zip Code)
Suite 1002, Wilmington, Delaware
(Address of principal executive offices)

Registrant’s telephone number, including area code: (302) 594-3350

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 12, 2009, the board of directors of American Express Credit Corporation (“Credco”), in consultation with Credco’s management, concluded that due to a non-cash error in the accounting for a net investment in a consolidated foreign subsidiary, Credco will restate its previously issued Consolidated Financial Statements. Accordingly, Credco’s previously issued financial statements included in (i) its Annual Report on Form 10-K for the year December 31, 2008 (including certain quarterly financial information previously issued in its quarterly reports on Form 10-Q for 2008 and 2007) and (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009, should no longer be relied upon.

As reported in American Express Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2009, the correction of the accounting error resulted in a cumulative $135 million benefit recorded in American Express Company’s net income for the three and nine month periods ended September 30, 2009. American Express Company determined that the impact of the incorrect accounting was not material to its financial statements in any of the quarterly or annual periods in which it occurred. American Express Company also determined that the restatement by Credco would have no impact on, and would not require amendment of, any of American Express Company’s financial statements and related disclosures previously filed with the Securities and Exchange Commission.

The restatement is the result of the correction of a non-cash error in the accounting for a net investment in a consolidated foreign subsidiary that stemmed from a funding structure executed in 2004. In the course of preparing the financial statements for the third quarter of 2009, an error was identified in the initial set up of this structure in Credco’s subsidiary ledgers that caused an incorrect automated bookkeeping entry to be recorded beginning in the third quarter of 2007 when a portion of the funding for this net investment was refinanced. As a result of this incorrect automated bookkeeping entry, (i) other revenues in Credco’s Consolidated Statements of Income and (ii) accrued interest and other liabilities, retained earnings and the foreign currency translation adjustments account included in the accumulated other comprehensive income (loss) component of shareholder’s equity in Credco’s Consolidated Balance Sheets were incorrect beginning in the third quarter of 2007.

The restatement also includes the impact of (i) certain other unrelated immaterial errors primarily impacting income tax provision in Credco’s Consolidated Statements of Income and (ii) the correction of an asset line item reclassification affecting cardmember receivables and due from affiliates in Credco’s Consolidated Balance Sheets.

The effect of the error in the accounting for a net investment in a consolidated foreign subsidiary, together with the unrelated immaterial errors affecting the income tax provision, resulted in an understatement of net income for fiscal year 2008 and 2007 by $119 million (from $745 million to $864 million, as restated) and $5 million (from $720 million to $725 million, as restated), respectively. The correction of these errors resulted in an increase in Credco’s ratio of earnings to fixed charges from 1.50 to 1.62 (as restated) for fiscal year 2008 and no change to Credco’s ratio of earnings to fixed charges of 1.38 for fiscal year 2007. The effect of these errors also resulted in an overstatement of net income for the three month periods ended June 30, 2009 and March 31, 2009 by $41 million (from $68 million to $27 million, as restated) and $9 million (from $144 million to $135 million, as restated), respectively. The correction of these errors resulted in a decrease in Credco’s ratio of earnings to fixed charges from 1.66 to 1.51 (as restated) for the six month period ended June 30, 2009 and an increase in this ratio from 1.78 to 1.81 (as restated) for the three month period ended March 31, 2009. Credco’s board of directors and its management have discussed these matters with Credco’s independent registered public accounting firm.

Credco plans to file a Form 10-K/A for the year ended December 31, 2008 and a Form 10-Q/A for the periods ended March 31, 2009 and June 30, 2009 today following the filing of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EXPRESS CREDIT CORPORATION
(REGISTRANT)

	By:	/s/ David L. Yowan
	Name:	David L. Yowan
	Title:	Chief Executive Officer
DATE: November 16, 2009